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                                                                     EXHIBIT 3.3




                            ARTICLES OF AMENDMENT TO

                   SECOND RESTATED ARTICLES OF INCORPORATION

                                       OF

                          LONG DISTANCE INTERNATIONAL INC.


To the Department of State
State of Florida

         Long Distance International Inc., a Florida corporation (the "Corporation"), pursuant to Section 607.1006 of the Florida Business Corporation Act,

         Does Hereby Certify:

         FIRST: At a meeting of the Board of Directors of the Corporation on July 13, 1999, the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Second Restated Articles of Incorporation of Long Distance International Inc., as amended, and declaring said amendment to be advisable and directing that the amendment be submitted to the vote of the shareholders of the Corporation.

         SECOND: That all of the holders of record of the Corporation's Common Stock, Series A and Series B Preferred Stock voting as separate classes were authorized to vote on the amendment and a majority of the outstanding shares of Common Stock and a majority of the outstanding shares of Series A Preferred Stock and a majority of the outstanding shares of Series B Preferred Stock by written consent in lieu of a meeting voted in favor of the amendment with such votes being sufficient to approve the amendment.

         THIRD: That Article III of the Second Restated Articles of Incorporation is hereby amended by deleting the first three sentences of
Article III and replacing it with the following:

                                  ARTICLE III

                  The total number of shares which the Corporation shall have authority to issue is 277,600,000, consisting of 250,000,000 shares of common stock (the "Common Stock"), $0.001 par value per share, and 27,600,000 shares of preferred stock (the "Preferred Stock"), $0.001 par value per share. The Preferred Stock shall be comprised of: (i) Series A Preferred Stock ("Series A Preferred Stock"), consisting of 2,600,000 shares, (ii) Series B Preferred Stock ("Series B Preferred Stock"), consisting of 5,000,000 shares, and (iii) an additional 20,000,000 shares (the "Preferred Stock") which may be issued from time to time in one or more series as may be established from time to time by resolution of the Board of Directors of the Corporation (the "Board of Directors"), each of which series of Preference Stock shall consist of such number of shares and have such designation or title as shall be fixed by resolution of the Board of Directors prior to the issuance of any shares of such series. Each such class or series of Preference Stock shall have such


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         voting powers, full or limited, or no voting powers, and such preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution of the Board of Directors providing for the issuance of such Preference Stock. The Board of Directors is further authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

         FOURTH: That Article III, Section 1, be amended by deleting the definition of "Preferred Stock" and replacing it with the following:

         "Preferred Stock", as used in Sections 1-13 of Article III, shall mean the Series A Preferred Stock and the Series B Preferred Stock, either individually or collectively as the context requires; when used in the introductory paragraph of this Article III, Preferred Stock shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Preference Stock."

         IN WITNESS WHEREOF, this instrument is subscribed by the undersigned.


Dated: July 13, 1999



                                             /s/ Elizabeth A. Tuttle
                                             -----------------------------------
                                             Elizabeth A. Tuttle
                                             Chief Financial Officer





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